Exhibit 99.1

SOURCE: Meritage Homes Corp.

Meritage Homes Releases Preliminary Home Closings, Revenue, Orders and Backlog for the Fourth Quarter and Full Year 2013

SCOTTSDALE, AZ - (Marketwired - Jan 9, 2014) - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today reported preliminary home orders, closings and backlog for the fourth quarter and full year 2013.

Home closing revenue was approximately $533 million for the fourth quarter and $1.78 billion for the full year 2013, representing increases of 47% and 51% over 2012 for the quarter and full year 2013, respectively. Home closings increased 18% and 24%, respectively, for the fourth quarter and full year 2013, with 1,468 closings in the quarter and 5,259 closings for the year.

Significant increases in average home prices drove the increases in closing revenue, as well as total order value and backlog value, in addition to the units’ growth in home closings and orders.

Total order value increased 17% for the fourth quarter and 40% for the full year 2013 compared to 2012, to approximately $415 million and $1.98 billion for the fourth quarter and full year 2013, respectively. Net orders increased 3% and 17% for the fourth quarter and full year, respectively, with 1,131 orders in the quarter and 5,615 orders for the full year 2013. Monthly orders and order value increased sequentially from October through December of 2013.

Ending backlog increased 26% in units and 43% in total value for 2013 over 2012, based on 1,853 units and approximately $687 million in total backlog value at year-end 2013.

The Company expects to report its full fourth quarter and fiscal results on February 5, 2014.

About Meritage Homes Corporation

Meritage Homes is the ninth-largest public homebuilder in the United States, based on homes closed in 2012. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. As of September 30, 2013, the company had 179 actively selling communities in markets including Sacramento, San Francisco’s East Bay, the Central Valley and Orange County, California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; York County, South Carolina and Nashville, Tennessee.

Meritage has designed and built more than 80,000 homes in its 28-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy efficient homebuilding and in 2013 Meritage received the U.S. Environmental Protection Agency’s ENERGY STAR Partner of the Year for Sustained Excellence Award, for its innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards today.

For more information, visit meritagehomes.com.

Meritage Homes Corporation has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (including the preliminary prospectus supplement) in that registration statement and other documents Meritage Homes Corporation has filed with the SEC for more complete information about Meritage Homes Corporation and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and preliminary prospectus supplement relating to the offering may be obtained from your sales representative: Citigroup Global Markets Inc., fax: (212) 816-7912; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: (212) 622-8358; Deutsche Bank Securities Inc., Fax (212) 797-9344; or BofA Merrill Lynch at (866) 500-5408.

CONTACT INFORMATION

Contacts:

Brent Anderson

VP Investor Relations

(972) 580-6360 (office)

Brent.Anderson@meritagehomes.com